As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RBC LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	2301 Crown Court Irving, Texas 75038 (972) 893-4000	91-2015186
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Address of registrant’s principal executive offices)

RBC LIFE SCIENCES, INC.

2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Steven E. Brown

Vice President – Finance and Chief Financial Officer

RBC Life Sciences, Inc.

2301 Crown Court

Irving, Texas 75038

(972) 893-4000

(Name and address, and telephone number,

including area code, of registrant’s agent for service)

Copy of all communications to:

Randall G. Ray, Esq.

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

(214) 999-4544

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,500,000 shares	$0.24	$600,000	$64.20

(1)	Pursuant to Rule 416 under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.
(2)	Estimated solely for calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the bid and asked prices per share of the Common Stock on December 21, 2006, as reported on the OTC Bulletin Board.

Shares of Common Stock of the registrant for issuance upon exercise of stock-based awards have been heretofore registered under a Registration Statement on Form S-8 No. 333-109723 of the Registrant. These shares of Common Stock and the awards are described in the Section 10(a) prospectus for this registration statement in accordance with Rule 429 of the General Rules and Regulations under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I of Form S-8 is included in the Section 10(a) prospectus for the RBC Life Sciences, Inc. 2006 Stock Incentive Plan (the “Plan”) and is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act and the Note in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 24, 2006.

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, filed with the SEC on May 12, 2006, June 30, 2006, filed with the SEC on August 10, 2006, and September 30, 2006, filed with the SEC on November 11, 2006.

(3) The Registrant’s Current Reports on Forms 8-K filed with the SEC on May 19, 2006, June 21, 2006, and August 2, 2006.

(4) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the SEC on October 9, 2003, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Company’s Articles of Incorporation (the “Articles”) include a provision that eliminates the personal liability of its directors to the Company or its stockholders to the fullest extent permitted by the Nevada Revised Statutes, sometimes referred to as the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (the “Nevada Act”). The Articles further provide that the Company shall, to the fullest extent permitted by the Nevada Act, indemnify any and all persons whom it shall have power to indemnify under said Nevada Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Nevada Act, and the indemnification provided for in the Articles shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Nevada Act provides that a director or officer will not be personally liable to a corporation and its stockholders unless it is proven that (a) the director’s or officer’s acts or omissions constituted a breach of their fiduciary duties and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Consistent with the provisions of the Articles, the Company’s Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by the Nevada Act and the Articles. Section 78.7502 of the Nevada Act provides that indemnification is only appropriate if (i) the director or officer is not found to have breached his fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of the law or (ii) the director or officer acted in good faith and in a manner he or she reasonably believed was in the best interests of the corporation and with respect to any criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. As a result, any person seeking indemnification from the Company must satisfy not only the standards set forth in the Bylaws, but also the additional standards set forth in the Nevada Act.

The Company maintains a policy of liability insurance to insure officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario.

23.1	Consent of Lane Gorman Trubitt, L.L.P.

23.2	Consent of Grant Thornton LLP

23.3	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (included as part of Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature pages of the Registration Statement).

99.1	RBC Life Sciences, Inc. 2006 Stock Incentive Plan

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Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 22nd day of December, 2006.

RBC LIFE SCIENCES, INC. (Registrant)

By:	/s/ Clinton H. Howard
Clinton H. Howard, Chairman of the Board of
Directors and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Clinton H. Howard and Steven E. Brown, and each of them (with full power in each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file with the SEC any and all amendments to this Registration Statement and any and all exhibits, certificates, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Clinton H. Howard Clinton H. Howard	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	December 22, 2006

/s/ Steven E. Brown Steven E. Brown	Director, Vice President- Finance and Chief Financial Officer (principal financial and accounting officer)	December 22, 2006

/s/ Wayne R. Holbrook Wayne R. Holbrook	Director and President	December 22, 2006

/s/ Kenneth L. Sabot Kenneth L. Sabot	Director and Senior Vice President -Operations	December 22, 2006

David H. Brune	Director	December 22, 2006

/s/ J. Ike Guest J. Ike Guest	Director	December 22, 2006

/s/ Joseph P. Philipp Joseph P. Philipp	Director	December 22, 2006

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INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario.

23.1	Consent of Lane Gorman Trubitt, L.L.P.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (included as part of Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature pages of the registration statement).

99.1	RBC Life Sciences, Inc. 2006 Stock Incentive Plan.